Exhibit 5.1

May 2, 2005	Main (858) 450-8400 Fax (858) 450-8499

Path 1 Network Technologies Inc.

6215 Ferris Square, Suite 140

San Diego, California 92121

Re:	Registration Statement on Form S-3 for 1,650,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 2, 2005 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”) 1,650,000 shares of the Company’s Common Stock, including (i) shares of the Company’s Common Stock (the “Conversion Shares”) issuable upon conversion of 792,306 outstanding shares of the Company’s Series B 7% Convertible Preferred Stock (the “Preferred Shares”), (ii) shares of the Company’s Common Stock (the “Warrant Shares”) issuable upon exercise of 435,771 Common Stock purchase warrants (the “Warrants”), (iii) shares of the Company’s Common Stock issuable in lieu of cash as dividends on Preferred Shares (the “Dividend Shares”), and (iv) shares of the Company’s Common Stock (the “Anti-Dilution Shares”) issuable in satisfaction of anti-dilution or re-set provisions with respect to the number of Conversion Shares issuable upon conversion of the Preferred Shares and the number of Warrant Shares issuable upon exercise of the Warrants. The Preferred Shares and Warrants are to be issued by the Company in connection with the closing of a private financing under a Securities Purchase Agreement dated April 26, 2005.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

We have reviewed the Company’s organizational documents, the forms of Warrants and the corporate proceedings taken by the Company in connection with the proposed original issuance of the Preferred Share and the Warrants and the proposed future issuance of the Warrant Shares, Conversion Shares, Dividend Shares and Anti-Dilution Shares. For purposes of rendering this opinion, we have examined the originals or copies identified to our satisfaction as being true and complete copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations as we have deemed relevant, necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as conformed or photocopies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency and authority of such persons. As to facts material to the opinion expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of the Company and others.

Based on such review, subject to the assumptions stated above and relying on the statements of fact contained in the documents, instruments, records, certificates, statements and representations described above, we are of the opinion that (i) the Preferred Shares will upon issuance have been duly authorized, (ii) the Preferred Shares will upon issuance be legally issued, fully paid and non-assessable, (iii) the Conversion Shares have been duly authorized and if, as and when issued upon conversion of outstanding Preferred Shares in accordance with the Company’s Certificate of Designations of Preferred Stock (to be Designated Series B 7% Convertible Preferred Stock) (the “Certificate of Designations”) will be legally issued, fully paid and non-assessable, (iv) the

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Path 1 Network Technologies Inc. May 2, 2005 Page 2

Warrant Shares have been duly authorized and if, as and when issued upon exercise of the Warrants in accordance with the Warrants’ terms will be legally issued, fully paid and non-assessable, (v) the Dividend Shares have been duly authorized and if, as and when issued as dividends on outstanding Preferred Shares in accordance with the Certificate of Designations will be legally issued, fully paid and non-assessable, and (vi) the Anti-Dilution Shares have been duly authorized and if, as and when issued in satisfaction of anti-dilution or re-set provisions applicable to the Preferred Shares and Warrants in accordance with the terms of the Certificate of Designations and Warrants (as applicable) will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Preferred Shares, the Warrants, the Conversion Shares, the Warrant Shares or the Dividend Shares.

Very truly yours,

/s/    Heller Ehrman LLP